Exhibit (b)

November 17, 2014

CH Merger Sub, Inc.

c/o Vector Capital

One Market Street, Steuart Tower, 23rd Floor

San Francisco, CA 94105

Attention: Mr. Nicholas Lukens

Re: $57,000,000 Senior Secured Credit Facilities

Dear Mr. Lukens:

You have advised Silicon Valley Bank (“SVB”) and Apollo Investment Corporation (on behalf of itself and certain of its affiliates and managed funds and accounts) (“Apollo”, and collectively with SVB, each an “Arranger” and collectively, the “Arrangers” or “we” or “us”) that Vector Capital Management, L.P. and its affiliates and associated funds (collectively, the “Sponsor”) and certain other investors intend to acquire ChyronHego Corporation, a New York corporation (the “Target”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among the Target, CH Merger Sub, Inc., a New York corporation (“you” or “MergerSub”), Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership and direct parent company of MergerSub (“Holdings”), whereby MergerSub will be merged with and into the Target, with the Target being the surviving entity (the “Merger”) in accordance with the terms thereof and after giving effect to the Merger, Sponsor will directly or indirectly control the Target and Holdings will indirectly or directly own 100% of the equity interests in the Target.

You have also advised us that you intend to finance the Merger and the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of Holdings and its subsidiaries after consummation of the Merger from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a)  at least $70,000,000 of equity, of which up to $30,000,000 will be roll-over equity, and will be contributed based on estimated cash as of close (the “Equity Contribution”) to Holdings through the Sponsor, which shall be further contributed by Holdings and its Subsidiaries in the form of equity and intercompany debt to MergerSub and (b) $57,000,000 in senior secured credit facilities (the “Senior Credit Facilities”) of the Borrower (as defined in the Summary of Terms referred to below), comprised of a term loan facility equal to $50,000,000 in the aggregate (the “Term Loan Facility”), and a revolving credit facility equal to $7,000,000 (the “Revolving Credit Facility”). The Merger, the Equity Contribution, the entering into and funding of the Senior Credit Facilities, and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the Transaction, the Arrangers and Lenders are pleased to provide you with this commitment letter (this letter, together with the Summary of Terms and Conditions attached hereto (the “Summary of Terms”) are collectively referred to herein as the “Commitment Letter”; capitalized terms used in this letter and not otherwise defined shall the meanings assigned to them in the Summary of Terms). SVB, as a lender under the Senior Credit Facilities, hereby commits to provide (i) $25,000,000 of the Term Loan Facility and (ii) $7,000,000 of the Revolving Credit Facility, and Apollo, as a lender under the Senior Credit Facilities (and collectively with SVB, individually, a “Lender”, and collectively, the “Lenders”) hereby commits to provide $25,000,000 of the Term Loan Facility, in each case, upon the terms and conditions set forth in this Commitment Letter. The commitment of each Lender under this Commitment Letter is several and not joint and several. SVB shall serve as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this Commitment Letter. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the later of (i) the Closing Date (as defined below) or the consummation of the Transactions without the use of the Senior Credit Facilities and (ii) May 16, 2015, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Senior Credit Facilities or any other senior financing similar to or as a replacement of the Senior Credit Facilities and that you shall not solicit any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings or MergerSub.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Definitive Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction contemplated hereby to the contrary, (a) the only representations, the accuracy and completeness of which shall be a condition to the availability and funding of the Senior Credit Facilities on the Closing Date, shall be (i) such of the representations made by the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (as used in this clause (i), the “Merger Agreement” shall mean the Merger Agreement as amended and in effect from time to time, but without giving effect to any modifications, amendments, waivers or consents that are materially adverse to the Administrative Agent and Apollo and which are not made or given in compliance with the express terms of item (v) under the heading “Conditions Precedent to Closing and Initial Funding” in the Summary of Terms) (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Definitive Documentation (as defined below) for the Senior Credit Facilities shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in this paragraph of the Commitment Letter are satisfied (it being understood that, to the extent any lien search or collateral (including the perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) Uniform Commercial Code lien searches, (ii) the pledge and perfection of collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code in the United States, (iii) United States registered intellectual property on which liens may be perfected by filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (iv) the pledge and perfection of security interests in the capital stock, shares or other certificated shares of the Borrower or any other domestic subsidiaries of the Borrower with respect to which a lien may be perfected by the delivery of a stock certificate or share certificate and (v) the pledge and perfection (or the equivalent concept under applicable law) of security interest in the capital stock (or other ownership interest) of LuxCo (as defined below)) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision of any such lien search and/or collateral shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but may instead be provided within ninety (90) days after the Closing Date (or in the case of the immediately preceding clause (iv) in respect of the Target and its wholly-owned U.S. subsidiaries, within five (5) business days after the Closing Date), subject to such extensions as are reasonably agreed by the Arrangers pursuant to arrangements to be mutually agreed. For purposes hereof, “Specified Representations” means representations made by the Borrower and the Guarantors in the Definitive Documentation relating to incorporation or formation, organizational power and authority; due execution, delivery, validity and enforceability of the Definitive Documentation; solvency of Holdings and its subsidiaries on a consolidated basis; no conflicts of the Definitive Documentation with charter documents; Federal Reserve margin regulations; the Investment Company Act; Patriot Act, Anti-Terrorism laws and other laws applicable to sanctioned persons (including OFAC); use of proceeds; and the creation, perfection and first priority status of the security interests (subject to customary permitted liens) granted in Uniform Commercial Code Article 9 collateral (subject in all respects to the foregoing provisions of this paragraph). For the avoidance of any doubt, neither Target nor any of its subsidiaries that are required to be Guarantors pursuant to the Summary of Terms shall be required to execute or otherwise enter into the Definitive Documentation for the Senior Credit Facilities until the consummation of the Merger and the funding of the Senior Credit Facilities has occurred on the Closing Date; provided that Target and its Subsidiaries that are required to be Guarantors shall enter into the applicable Definitive Documentation as soon as reasonably practicable after the Closing Date (but in any event no later than five business days after the Closing Date). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Definitive Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction contemplated hereby to the contrary, the only conditions to the availability and funding of the Senior Credit Facilities on the Closing Date are the following: (i) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on the Target, (ii) the other conditions set forth in this paragraph and in the Summary of Terms described under the heading “Condition Precedent to Closing and Initial Funding”, and upon satisfaction of such conditions (or waiver thereof by the Lenders), the initial funding of the Senior Credit Facilities shall occur; it being understood and agreed that there are no other conditions to the commitments hereunder, other those expressly stated in this paragraph to be conditions to the availability and funding under the Senior Credit Facilities on the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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You hereby represent and warrant that, to the best of your knowledge, (a) all financial projections and other forward looking statements concerning the Target and its subsidiaries that have been or are hereafter made available to the Administrative Agent or the Lenders by you or any of your representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being recognized by the Administrative Agent and the Lenders that Projections provided in good faith and based upon assumptions believed by you to be reasonable at the time furnished are not viewed as facts and that actual results during the period or periods covered by such Projections may differ materially from the projected results) and (b) all written information, other than Projections and information of a financial, economic or industry specific nature, which has been or is hereafter made available to the Administrative Agent or any Lender by you or any of your representatives (or on your or their behalf) or by the Target or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto). You agree to furnish us with further and supplemental information from time to time until the Closing Date so that the representation and warranties in the immediately preceding sentence are correct in all material respects on the Closing Date as if the information were being furnished, and such representation and warranties were being made, on such date. In issuing its commitment for the Senior Credit Facilities, each Lender is and will be using and relying on such information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse, or cause the reimbursement of, SVB and Apollo from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) (x) the reasonable and documented out-of-pocket fees, disbursements and other charges of Riemer & Braunstein LLP, as counsel to the Administrative Agent, and (y) the reasonable and documented out-of-pocket fees and disbursements of Proskauer Rose LLP, as counsel to Apollo, and (z) the reasonable and documented out-of-pocket fees and disbursements of one special and one local counsel to the Lenders in each applicable specialty or material relevant jurisdiction retained by the Administrative Agent and (b) reasonable and documented due diligence expenses) incurred in connection with the Senior Credit Facilities and the preparation of the Definitive Documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby. Notwithstanding the foregoing, SVB and Apollo shall notify you as soon as practicable in the event that the fees, disbursements and other charges incurred on or prior to the Closing Date pursuant to the preceding clauses (a)(x) and (a)(y) of this paragraph equal or exceed $250,000; provided that any such failure to so notify you shall not relieve you of your obligation to reimburse SVB and Apollo with respect to such fees and expenses.

3

You agree to indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith (the “Indemnification Expenses”) (a) any aspect of the Transaction and any of the other transactions contemplated hereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct, material breaches by the Arrangers and/or the Lenders of their respective obligations with respect to confidentiality, breaches by the Lenders of their obligation to fund their respective commitments under this Commitment Letter as provided herein notwithstanding that all the conditions precedent to funding specified in the penultimate sentence in the fourth paragraph of this letter have been (or substantially concurrently with the funding of the Senior Credit Facilities would have been) satisfied by the Borrower, or disputes arising solely among Indemnified Persons (other than a claim against an Indemnified Party solely in its capacities as an arranger, agent or similar role); provided that you shall not be required to reimburse any of the Indemnification Expenses in respect of legal fees and legal expenses, other than the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel to each of (i) SVB and all of the other applicable Indemnified Parties (other than Apollo) as a whole and (ii) Apollo (and, to the extent deemed reasonably necessary or advisable by SVB and Apollo, one local counsel in each material relevant jurisdiction as reasonably required), incurred in connection with such Indemnification Expense. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breaches of this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

4

This Commitment Letter and the fee letter among you, the Administrative Agent and Apollo of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof on a confidential basis to your affiliates, officers, directors, employees, accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) on a confidential basis to the board of directors, shareholders, officers, employees, attorneys and advisors of the Target in connection with their consideration of the Transaction, (b) if we consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure and (c) after your acceptance of this Commitment Letter and the Fee Letter, as may be compelled in a judicial or administrative proceeding or as otherwise required by law; and provided, further, (i) you and/or the Target may disclose the Commitment Letter and its contents (but not the Fee Letter) in connection with any public filing relating to the Transaction, (ii) you and/or the Target may disclose the aggregate fee amounts contained in the Fee Letter in any public filing relating to the Transactions and (iii) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons, on a confidential and need-to-know basis. The Administrative Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), the Administrative Agent and each Lender is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Administrative Agent and each Lender to identify you in accordance with the Act.

You acknowledge that either Lender or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Administrative Agent and the Lenders shall use all nonpublic information received by them in connection with the Merger and the related Transaction solely for the purposes of providing the services that are the subject of this Commitment Letter, and for no other purpose. The Administrative Agent and the Lenders agree that they will not furnish confidential information obtained from you (or your affiliates, employees, attorneys or advisors) or the Target (or its affiliates, employees, attorneys or advisors) to any of their other customers and that they will treat confidential information relating to you, the Target and your and its respective affiliates with the same degree of care as they treat their own highly confidential information. In connection with the services and transactions contemplated hereby, you agree that the Administrative Agent and each Lender is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives who are directed to treat it as confidential in accordance with the terms of this Commitment Letter, any information concerning you, Holdings, the Target or any of your or its respective affiliates that is or may come into the possession of the Administrative Agent, any Lender or any of their affiliates. This Commitment Letter does not waive, modify or supersede any separate agreements previously entered into regarding (i) confidentiality of information regarding the Target and its business or (ii) non-reliance upon certain materials furnished by your counsel.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) the Administrative Agent and the Lenders have been, are, and will be acting solely as principals and, except as otherwise expressly agreed in writing by the relevant parties, have not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither the Administrative Agent, either Lender nor their affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Administrative Agent, each Lender and their affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Administrative Agent, the Lenders and their affiliates have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Administrative Agent, either Lender and their affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

5

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or the Lenders’ commitments or agreements hereunder or under the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of, and to venue in, such court. Each of you, the Administrative Agent and each Lender, hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Administrative Agent and the Lenders in the negotiation, performance or enforcement hereof.

The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any Definitive Documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Administrative Agent or either Lender hereunder. Notwithstanding anything to the contrary herein, the Administrative Agent and the Lenders hereby agree that your obligations under this Commitment Letter will automatically terminate upon the execution of the Definitive Documentation.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter and the Fee Letter by telecopier, facsimile, email, .pdf file or other similar form of electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Administrative Agent and the Lenders, you, Holdings and your and its affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by the Administrative Agent or either Lender to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you (except to other entities formed and controlled by the Sponsor to effectuate the Transaction) without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. Notwithstanding any other provision of this Commitment Letter, Fee Letter or any other agreement to the contrary, without your express prior written consent (i) none of the Lenders shall assign any of their rights or obligations under this Commitment Letter, (ii) none of the Lenders shall syndicate, assign or otherwise enter into participations in respect of their commitments hereunder and obligations under this Commitment Letter prior to the funding of the Senior Credit Facilities on the Closing Date, and after the Closing Date shall only be entitled to syndicate, assign or otherwise enter into participations in respect of the Senior Credit Facilities in compliance with the terms of the Definitive Documentation, (iii) except as expressly set forth in this letter, no Lender shall be relieved or novated from its obligations hereunder (including its obligations to fund the Senior Credit Facilities on the Closing Date) until after the Closing Date, and only in compliance with the terms of the Definitive Documentation and (iv) each Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities, including all rights to consents, modifications, supplements and amendments, until the funding of the Senior Credit Facilities has occurred on the Closing Date.

6

This Commitment Letter and all commitments and undertakings of the Administrative Agent and each Lender hereunder will expire at 5:00 p.m. (New York time) on November 18, 2014 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission, email, .pdf file or other similar form of electronic transmission), whereupon this Commitment Letter and the Fee Letter shall become binding agreements. In the event that the initial borrowing under the Senior Credit Facilities does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension requested by you. “Expiration Date” means the earliest of (i) May 16, 2015, (ii) the Closing Date after the funding of the Senior Credit Facilities, and (iii) the termination of the Merger Agreement prior to the closing of the Merger in accordance with its terms; provided that the termination of this Commitment Letter and any commitment hereunder pursuant to this sentence does not prejudice in any way your rights and remedies in respect of any prior breach by the Arrangers and/or Lenders of their respective obligations with respect to confidentiality or the Lenders’ obligation to fund their respective commitments under this Commitment Letter as provided herein.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

SILICON VALLEY BANK, in its capacity as an Arranger and a Lender

By:	/s/ Jordan Samiljan
	Name:	Jordan Samiljan
	Title:	Vice President

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APOLLO INVESTMENT CORPORATION, in its capacity as an Arranger and a Lender

By:	Apollo Investment Management, L.P., as Advisor

By:	ACC Management, LLC, as its General Partner

By:	/s/ Edward Goldthorpe
	Name:	Edward Goldthorpe
	Title:	President

9

Accepted and agreed to

as of the date first above written:

CH MERGER SUB, INC.

By:	/s/ James Murray
	Name:	James Murray
	Title:	President

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EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

CHYRONHEGO CORPORATION

$57,000,000 SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter to which this Summary of Terms and Conditions is attached.

BORROWER:	Initially, MergerSub and, immediately following the Merger, Target (the “Borrower”).

SPONSOR:	Vector Capital Corporation and its affiliates and associated funds (collectively, the “Sponsor").

HOLDINGS:	Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Holdings”), being the direct or holder of the equity interests in the Borrower.

GUARANTORS:

The obligations of the Borrower under the Senior Credit Facilities will be guaranteed by (i) Holdings and each existing and future direct and indirect wholly-owned material domestic (i.e., U.S.) subsidiary of the Borrower, (ii) Vector CH (Lux) 1, S.à r.l., a private limited liability company organized under the laws of Luxembourg and a direct subsidiary of Holdings (“LuxCo”), (iii) subject to the Certain Funds Provision and restrictions under applicable law, ChyronHego Holdings AB, a Swedish limited liability company (“Swedish Holdco”), and (iv) subject to the Certain Funds Provision and restrictions under applicable law, ChyronHego AB, a Swedish limited liability company (“Swedish Opco”) and each other direct wholly-owned material Swedish subsidiary of Swedish Opco (each, a “Swedish Subsidiary Guarantor” and together with Swedish Holdco and Swedish Opco, each a “Swedish Guarantor”) (jointly and severally, the “Guarantor”, and together with the Borrower, the “Loan Parties”). All guarantees will be guarantees of payment and not of collection. any guarantees by the Swedish Guarantors will be subject to mandatory company law limitations.

ADMINISTRATIVE AND COLLATERAL AGENT:	Silicon Valley Bank (“SVB”) will act as sole administrative and collateral agent (the “Administrative Agent”).

LENDERS:	SVB and Apollo (collectively, the “Lenders”).

SENIOR CREDIT FACILITIES:	An aggregate principal amount equal to $57 million will be available through the following facilities:

Term Loan Facility: a term loan facility consisting of a term loan in the initial principal amount equal to $50 million available on the Closing Date (the “Term Loan Facility”).

Revolving Credit Facility: a revolving credit facility available from time to time until the 5th anniversary of the Closing Date (the “Revolving Credit Facility”) provided that advances under the Revolving Credit Facility shall not at any time exceed $7,000,000. The term loan made under the Term Loan Facility and the advances made under the Revolver Credit Facility are hereby referred to herein individually as a “Loan” and collectively as the “Loans”.

Advances under the Revolving Credit Facility shall be subject at all times to the absence of a default or event of default.

The Revolving Credit Facility will be fully available for the issuance of letters of credit (each a “Letter of Credit”). Letters of Credit will be issued by SVB (in such capacity, the “Fronting Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in its pro rata share of each Letter of Credit.

PURPOSE:

The proceeds of the Senior Credit Facilities shall be used to (i) finance in part the Merger; (ii) pay fees and expenses incurred in connection with the Transaction; (iii) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions, investments and capital expenditures subject to terms and conditions to be mutually agreed) and (iv) to repay any existing indebtedness.

CLOSING DATE:

The date of the satisfaction or waiver of the conditions specified in the Certain Funds Provisions paragraph of the commitment letter and the initial funding of the Senior Credit Facilities (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:

The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued but unpaid interest, being due five (5) years after the Closing Date.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Closing Date.

ACCORDION:

At any time subsequent to the Closing Date and prior to Maturity, the Borrower shall have the right to request an increase the Term Loan Facility by an aggregate amount of up to $20,000,000 (the “Incremental Facility”), provided that any such Incremental Facility shall be in a minimum amount of $5,000,000 and the Borrower may make not more than four (4) such requests.  Notwithstanding the foregoing, no such increase shall be effective unless (a) no Default or Event of Default shall exist at the time of the effective date of the Incremental Facility or after giving effect to the Incremental Facility and (b) the Borrower shall be in compliance on a pro forma basis (after giving effect to the Incremental Facility and the use of proceeds thereof, including the pro forma addition of any Consolidated EBITDA arising from acquisitions) with all financial covenants in the Definitive Documentation (and, in the case of Consolidated Leverage Ratio before and after giving effect to the Incremental Facility and the use of proceeds thereof (including the pro forma addition of any Consolidated EBITDA arising from acquisitions), the Consolidated Leverage Ratio shall not exceed the lesser of (x) 5.00:1.00 and (y) the then-prevailing maximum Consolidated Leverage Ratio covenant compliance level set forth in the Definitive Documentation for the most recently reported fiscal quarter end).  The Borrower shall first seek commitments in respect of the Incremental Facility from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion, but in any event, each existing Lender shall notify the Administrative Agent within 15 Business Days of the Borrower’s request for the applicable Incremental Facility of its decision to participate or to decline to participate in such Incremental Facility, and any existing Lender that has not so notified the Administrative Agent within such 15 Business Day period shall be deemed to have elected not to so participate) and, in the event that the existing Lenders decline to participate in such Incremental Facility or decline to issue commitments in the amount requested by the Borrower, the Borrower may seek additional commitments from one or more entities (other than the Sponsor or its affiliates) on terms determined mutually and reasonably among the Borrower and the entities (including the existing Lenders, if applicable) providing such increase, provided that (i) the Incremental Facility will be secured on a pari passu basis by the same Collateral as the other Term Loan Facility, (ii) the maturity date of the Incremental Facility shall not be shorter than the then existing Term Loan Facility, (iii) the amortization schedule of any such additional Term Loan shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the then existing Term Loan, (iv) the Incremental Facility shall be no more restrictive, taken as a whole, then the then existing Term Loan Facility, and (v) the proceeds of any such Incremental Facility shall be used solely to consummate Permitted Acquisitions.  If the initial yield (including any original issue discount or similar yield-related discounts, deductions or payments but excluding any customary arrangement or commitment fees not payable to all of the lenders providing such Incremental Facility) that is to be applicable to the proposed Incremental Facility is higher than the initial yield applicable to the existing Term Loan, by an amount greater than 0.50% (the amount by which the initial yield applicable to the proposed Incremental Facility is greater than 0.50%, the "Excess"), then the interest margins applicable to the Term Loan immediately prior to the proposed date of increase shall be increased by the amount of the Excess, effective on the applicable date of increase.  In addition, no Lender's commitment shall be increased without its consent.  Other eligible financial institutions and investors may become Lenders to accommodate such increases, subject to the approval of such financial institutions and investors by the Arrangers, not to be unreasonably withheld or delayed.

SCHEDULED AMORTIZATION:

Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal beginning with the fiscal quarter ending December 31, 2014 in equal quarterly installments of 0.625% of the original principal amount of the Term Loan, with any remaining principal amount to be paid at maturity (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: The Revolving Credit Facility shall be undrawn on the Closing Date. Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility subject to satisfaction of all conditions listed under the heading “Conditions Precedent to All Extensions of Credit After the Closing Date”.

MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:

In addition to the amortization set forth above, and subject to the payment of the applicable Prepayment Fee (to the extent required below) with respect to any prepayments made pursuant to clauses (b), (c), (d) and (g) below, (a) 50% (which percentage shall be reduced to 0% if Holdings’ Consolidated Leverage Ratio is less than or equal to 3.25x) of Excess Cash Flow (commencing with the fiscal year of the Borrower ending December 31, 2015, provided that, in the event that the Closing Date occurs after December 31, 2014, Excess Cash Flow payable with respect to the fiscal year of the Borrower ending December 31, 2015 shall be calculated solely with respect to the portion of such fiscal year that occurs following the completion of the first full fiscal quarter of the Borrower ending after the Closing Date, and to be defined in a customary and mutually satisfactory manner in the Definitive Documentation, but in any event proceeds received by the Borrower and its subsidiaries on account of tax refunds shall not be included in the calculation thereof and the definition thereof shall provide for a deduction from Excess Cash Flow, without duplication among periods, of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents, money market instruments and certain other limited exceptions), or make capital expenditures) less any voluntary prepayments of the Loans (excluding prepayments funded with the proceeds of long-term indebtedness and, subject, in the case of any prepayment of Revolving Loans, only to the extent that Revolving Credit Facility commitments are permanently reduced by the amount of such prepayments), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, which amounts shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year)), (b) 100% of all net cash proceeds from sales of property and assets of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course of business and other thresholds and exceptions to be agreed upon in the Definitive Documentation and subject to customary reinvestment rights (to the extent committed to be reinvested within 180 days after the receipt of such net cash proceeds and actually reinvested within 270 days after the receipt of such net cash proceeds)), (c) (x) 50% of all net cash proceeds from the issuance of equity interests in the Borrower or any of its subsidiaries from an initial public offering and (y) 100% of all net cash proceeds from the issuance of any other equity interest in the Borrower or Holdings after the Closing Date (other than equity issuances made to the Sponsor or, so long as no event of default exists or would result therefrom, in connection with Permitted Acquisitions or other permitted investments contemporaneously identified to the Lenders), (d) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries to the extent not otherwise permitted to be incurred under the Definitive Documentation, (e) 100% of all net cash proceeds received by the Borrower and its subsidiaries on account of insurance or condemnation proceeds above an annual threshold to be agreed and subject to customary reinvestment rights (to the extent committed to be reinvested within 180 days after the receipt of such net cash proceeds and actually reinvested within 270 days after the receipt of such net cash proceeds), (f) 50% of all net cash proceeds received by the Borrower and its subsidiaries on account of tax refunds in an amount in excess of $100,000 and (g) 100% of all net cash proceeds received by the Borrower and its subsidiaries on account of any change of control after the Closing Date, shall be applied to the prepayment of the Term Loan Facility (and to the principal installments thereof) on a pro rata basis. Notwithstanding the foregoing, receipt of any mandatory prepayments required pursuant to the Definitive Documentation may be waived by the Lenders in their sole discretion.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

Term Loan Facility: The Term Loan Facility may be prepaid in whole or in part at any time subject to the payment of the applicable Prepayment Fee (to the extent required below), and subject to reimbursement of the Lender’s breakage and redeployment costs in the case of prepayment of Eurodollar Base Rate Loan borrowings prior to the end of the applicable interest period. Each partial prepayment of the Term Loan Facility shall be applied as directed by the Borrower; provided that such payments shall be treated as applied pro rata for purposes of calculating the Consolidated Fixed Charge Coverage Ratio.

Revolving Credit Facility: The loans under the Revolving Credit Facility may be repaid at any time, without premium or penalty, but subject to reimbursement of the Lender’s breakage and redeployment costs in the case of prepayment of Eurodollar Base Rate Loan borrowings prior to the end of the applicable interest period. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by the Borrower at any time without premium or penalty.

“Prepayment Fee” means, with respect to any voluntary prepayment of the Term Loan Facility or mandatory prepayment (to the extent set forth above in respect of asset sales, equity issuances, the incurrence of indebtedness not otherwise permitted under the Definitive Documentation and net cash proceeds received in connection with a change of control), 2.0% of the aggregate principal amount of the Term Loan Facility prepaid at any time prior to the first anniversary of the Closing Date, 1.0% of the aggregate principal amount of the Term Loan Facility prepaid any time on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, and 0% at all times thereafter.

SECURITY:

The Borrower and each of the Guarantors shall grant the Administrative Agent (or, with respect to Swedish law governed security, to the secured parties via the Administrative Agent, as security agent) valid and perfected first priority (subject to the Certain Funds Provisions and to certain exceptions to be set forth in the Definitive Documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)

With respect to the Borrower only, all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the capital stock of each such U.S. foreign holdco or first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower).

(b)

(i) With respect to Holdings, all present and future shares of capital stock of (or other ownership or profit interests in) each of the Borrower and LuxCo, (ii) (x) initially, after the Closing Date, with respect to Target (prior to the transfer to LuxCo of the capital stock in Swedish Holdco occurring after the Closing Date) and in any event subject to the Certain Funds Provision, and (y) thereafter, with respect to LuxCo, all present and future shares of capital stock (or other ownership or profit interests) in Swedish Holdco and (iii) with respect to Swedish Holdco, all present and future shares of capital stock (or other ownership or profit interests) in Swedish Opco and, with respect to Swedish Opco, all present and future shares of capital stock (or other ownership or profit interests) in each direct wholly-owned material Swedish subsidiary of Swedish Opco.

(c)

All present and future intercompany debt of the Borrower and each Guarantor; provided that, with respect to any intercompany debt provided to a Swedish Guarantor, (i) the pledge of any such short term intercompany debt shall be unperfected until an event of default under the Senior Credit Facilities occurs and is continuing at which point the security will be perfected by notification to each relevant intra-group debtor, and (ii) the pledge of any such long term intercompany debt shall be perfected and the intercompany debt shall be evidenced by negotiable promissory notes (Sw. löpande skuldebrev).

(d)

All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, material owned real estate, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; provided that notwithstanding the foregoing, the Collateral to be provided by any Swedish Guarantors shall be limited to intellectual property, insurance proceeds, bank accounts (provided that any such lien shall be unperfected until an event of default under the Senior Credit Facilities occurs and is continuing), a pledge over any existing business mortgage certificates issued by the Swedish Guarantors, and the property and assets described in clauses (b) and (c) above.

(e)	All proceeds and products of the property and assets described in clauses (a), (b), (c) and (d) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities and any treasury management, interest protection or other hedging arrangements (including without limitation, any swap agreements) entered into with a Lender (or an affiliate thereof).

Notwithstanding anything to the contrary herein, the collateral shall not include: (i) (A) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Certain Funds Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property (or the date of substantial completion of any material improvement thereon or new construction thereof) and (B) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (iii) pledges and security interests in any property prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority, except to the extent such consent has been obtained), (iv) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower, or any wholly-owned subsidiary of the Borrower), under the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than material wholly-owned subsidiaries, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any of its subsidiaries as reasonably determined by the Borrower in consultation with the Arrangers, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any lease, license or other agreement or contract or any property subject to a purchase money security interest or capital lease obligation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money or capital lease arrangement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any wholly-owned subsidiary of the Borrower) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition and only to the extent that such restrictions are existing on the Closing Date or at the time of any applicable underlying acquisition (but in the case of contractual restrictions, not created in contemplation of such acquisition) and (viii) certain other assets to be agreed. The Collateral may also exclude those assets as to which the Arrangers and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby and other exceptions to be mutually agreed upon (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”). In addition, (a) no perfection actions shall be required with respect to (A) commercial tort claims not exceeding an amount to be agreed, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent), (b) promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than an amount to be agreed shall not be required to be delivered and (c) share certificates of immaterial subsidiaries and non-subsidiaries shall not be required to be delivered.

CONDITIONS PRECEDENT

TO CLOSING AND INITIAL FUNDING:

Subject in all respects to the Certain Funds Provisions the closing and the initial extension of credit under the Senior Credit Facilities will be subject only to satisfaction of the following conditions precedent:

(i)

All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made and all filing and recording fees and taxes shall have been duly paid. Within five business days following the Closing Date, the Arrangers shall have received customary evidence of insurance with respect to the Borrowers and Guarantors, and within 90 days following the Closing Date, the Arrangers shall have received customary endorsements with respect to such insurance naming the Administrative Agent as additional insured or loss payee, as applicable.

(ii)

The Lender shall have received (A) satisfactory opinions of counsel to the Borrower and the Guarantors (or, with respect to Swedish law, from counsel to the Administrative Agent) (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require, each in customary form, (B) satisfactory evidence that the Borrower’s existing indebtedness under the Amended and Restated Credit Agreement dated as of November 12, 2013, by and among Target, ChyronHego Holdings, Inc., a Delaware corporation, ChyronHego International Corporation, a New York corporation as Borrowers and Silicon Valley Bank, and outstanding indebtedness of the Swedish Guarantors (collectively, the “Existing Credit Facilities”) shall have been repaid in full contemporaneously with the closing of the Transactions, other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Facilities and (ii) certain existing letters of credit outstanding under the Existing Credit Facilities that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Credit Facility or cash collateralized in a manner satisfactory to the issuing banks thereof, and (C) subject to the Certain Funds Provisions, satisfactory evidence that the Administrative Agent/secured parties shall have (or substantially concurrently with the initial funding of the Senior Credit Facilities shall have) a valid and perfected (subject to certain customary permitted liens to be set forth in the Definitive Documentation) lien and security interest in such capital stock and in the other collateral (other than Excluded Assets) to the extent required under the section entitled “Security” set forth above.

(iii)

The Lenders shall have received financial statements with respect to the Target and its subsidiaries for the twelve (12) month period ending at least 45 days prior to the Closing Date and pro forma consolidated financial statements as to the Borrower and its subsidiaries giving effect to all elements of the Transaction to be effected on or before the Closing Date, and forecasts prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Credit Facilities.

(iv)

The Administrative Agent shall have received certification in the form of Annex A to this Term Sheet as to the financial condition and solvency of Holdings and its subsidiaries on a consolidated basis (immediately after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer (or similar officer) of Holdings.

(v)

The Lenders shall be reasonably satisfied that prior to, or substantially concurrently with, the initial funding of the Senior Credit Facilities on the Closing Date, MergerSub shall have received the Equity Contribution. The Merger Agreement shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any manner that would be materially adverse to the Lenders without the prior written consent of the Administrative Agent and Apollo (in each case, such consent not to be unreasonably withheld or delayed); provided that, any modification, amendment, supplement, consent, waiver or request under the Merger Agreement that results in a reduction in the Merger Consideration (as defined in the Merger Agreement) shall not be deemed to be materially adverse to the Lenders; provided, further, that any such reduction in the Merger Consideration shall be applied (i) first, to reduce the amount of the Equity Contribution to $70,000,000 and (ii) thereafter, to reduce the amount of commitments in respect of the Term Loan Facility and to reduce the amount of the Equity Contribution on a pro rata basis; provided that, in no event shall the Equity Contribution of the Sponsor be less than $40,000,000 without the prior written consent of the Lenders. The Merger shall be consummated substantively concurrently with or immediately following the closing and funding of the Senior Credit Facilities in accordance with applicable law and on the terms described in the Commitment Letter and the Merger Agreement.

(vi)

On the Closing Date, Holdings, after giving effect to the consummation of the Transaction on the Closing Date (including incurrence of the Term Loan and the payment of the Merger Consideration for the Merger and the payment of all costs and expenses in connection therewith), shall have cash and cash equivalents in an aggregate amount not less than $2,000,000 (which amount shall not include availability under the Revolving Credit Facility).

(vii)

All accrued fees and expenses of the Administrative Agent and Apollo (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent and Apollo to the extent set forth in the Commitment Letter) shall have been paid (or shall be paid substantially contemporaneously with the initial funding on the Closing Date) in accordance with the Commitment Letter and the Fee Letter.

(viii)

The Lenders shall have received any applicable Patriot Act and Bank Secrecy Act requirements, including OFAC and “know your customer” searches to the extent reasonably requested at least five (5) business days prior to the Closing Date; provided that such requested information shall have been provided to the Lenders at least two (2) business days prior to the Closing Date.

CONDITIONS PRECEDENT OF

ALL EXTENSIONS OF CREDIT

AFTER THE CLOSING DATE:

Extensions of credit after the Closing Date will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects as of the date of such extension of credit, except that any representations and warranties subject to “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects as of the date of such extension of credit; (ii) no event of default or default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit; and (iii) in the case of any extension of credit under the Revolving Credit Facility, the aggregate principal amount of all loans outstanding under the Revolving Credit Facility and the aggregate undrawn amount of all Letters of Credit outstanding on such date, after giving effect to the applicable borrowing or issuance or renewal of a Letter of Credit, shall not exceed $7,000,000.

REPRESENTATIONS AND

WARRANTIES:

Subject to the Certain Funds Provisions in all respects and limited to the following (applicable to Holdings and its subsidiaries and subject to usual and customary baskets, qualifications and exceptions to be agreed): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (to be defined in the Definitive Documentation); (vi) no material litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws, including FCPA, PATRIOT Act, OFAC and laws relating to foreign investments in real property; (xviii) intellectual property and licenses; (xix) solvency; (xx) no casualty; (xxi) labor matters; and (xxii) collateral documents.

COVENANTS:

Subject to the Certain Funds Provisions in all respects and limited to the following affirmative, negative and financial covenants (applicable to Holdings and its subsidiaries) customarily found in transactions of this type (in each case, subject to usual and customary baskets, qualifications and other exceptions to be mutually agreed):

(a)

Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts (as described below); (ii) delivery of customary certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, disposition of property, and material litigation); (iv) payment of taxes and other obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) ERISA Compliance; (xv) compliance with PATRIOT Act and OFAC laws; (xvi) maintenance of material consents and intellectual property; (xvii) further assurances; (xviii) lien searches; (xix) compliance with material contracts; (xx) delivery of perfection certificate; (xxi) designation as senior debt; (xxii) maintenance of cash collateral accounts; and (xxiii) post-closing matters.

(b)

Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) acquisitions and other investments (including loans and advances) (except certain “Permitted Acquisitions” which Borrower shall be permitted to make upon prior notice so long as (a) there is no default or event of default immediately prior to or after giving effect to such acquisition, (b) on a pro forma basis after giving effect to the incurrence of indebtedness in connection therewith and the use of proceeds thereof (including the pro forma addition of any Consolidated EBITDA arising from acquisitions), the Consolidated Leverage Ratio shall not exceed the lesser of (x) 5.00:1.00 and (y) the then-prevailing maximum Consolidated Leverage Ratio covenant compliance level set forth in the Definitive Documentation for the most recently reported fiscal quarter end, (c) the acquired company or assets are in the same or a related business as the Borrower and its subsidiaries, (d) such acquisition is non-hostile, (e) the acquisition is consummated in accordance with applicable law and all approvals therefor have been obtained, (f) with respect to any Acquisition for which the aggregate purchase price exceeds $10,000,000, cash earn-out payments and other contingent cash consideration do not exceed 40% of the aggregate purchase price (except that amounts funded with substantially concurrent capital contributions to Borrower will not count against this cap), (g) Borrower has delivered to the Administrative Agent and the Lenders the acquisition documents, diligence and financial information for such acquisition above a size to be specified, (h) to the extent required under the Definitive Documentation (which shall include exceptions for immaterial foreign entities and immaterial foreign assets and other exceptions to be agreed) the acquired company and its wholly-owned material domestic subsidiaries and certain material foreign subsidiaries will become Guarantors and pledge their assets to the Administrative Agent and the equity interests of the acquired company and its subsidiaries shall be pledged to the Administrative Agent to the extent permitted by law, (i) immediately prior to or after giving effect to such Permitted Acquisition, the Borrower shall have cash and cash equivalents in an aggregate amount not less than $5,000,000 (which amount shall include availability under the Revolving Credit Facility) and (j) total consideration for all such Permitted Acquisitions shall not exceed the sum of (x) $30,000,000 in the aggregate (in each case increased on a dollar-for-dollar basis by the net proceeds of any equity issuances utilized for such acquisition) plus (y) plus unapplied amounts under the Available Amount Basket (as defined below); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions (other than distributions to shareholders for payment of taxes and other exceptions to be mutually agreed); (vii) changes in the nature of business; (viii) transactions with affiliates (including, without limitation, restrictions on the payment of management and consulting fees to be mutually agreed); (ix) burdensome agreements; (x) use of proceeds; (xi) sale leasebacks; (xii) amendments of organizational documents; (xiii) changes in fiscal year; (xiv) hedging obligations; (xv) prepayments of certain indebtedness; (xvi) modification or termination of documents related to the Transaction or certain indebtedness to the extent materially adverse to the Lenders; (xvii) designation of other senior debt; and (xviii) changes in activities of Holdings, in each case with such exceptions as may be agreed upon in the Definitive Documentation.

In addition, the negative covenant relating to acquisitions shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the retained portion of Excess Cash Flow; provided that the retained portion of Excess Cash Flow for any fiscal year shall not be less than zero, plus (b) the cash proceeds of equity issuances of Holdings (other than disqualified stock or any equity contributed as a Cure Amount) to the extent the proceeds thereof are contributed to the Borrower as qualified equity, plus (c) the fair market value of capital contributions to the Borrower made in cash, cash equivalents or other property (other than disqualified stock or any equity contributed as a Cure Amount). The Available Amount Basket may be used solely for Permitted Acquisitions as set forth above.

(c)	Financial Covenants– To be tested quarterly commencing with the first full fiscal quarter of the Borrower to occur after the Closing Date and to be limited to the following:

Maximum Consolidated Leverage Ratio: To be defined as the ratio of Consolidated Senior Indebtedness to Consolidated EBITDA for the trailing four quarters most recently ended. The Consolidated Leverage Ratio shall be tested quarterly on a trailing four quarters basis and shall be set at maximum levels that reflect a 25% to 30% discount to the projections to be provided by the Sponsor and to include step-downs to be mutually agreed upon by the Lenders and the Sponsor, provided that in no event shall the Maximum Consolidated Leverage Ratio step down below 3.50:1.00.

Minimum Fixed Charge Coverage Ratio: A Fixed Charge Coverage Ratio (to be defined as the ratio of (i) Consolidated EBITDA, less unfunded Capex, less management fees paid to the Sponsor, less cash dividends to (ii) scheduled principal and cash interest payments owed under Total Consolidated Indebtedness, including, but not limited to, under the Senior Credit Facilities, and any capital lease obligations (“Fixed Charges”), in each case for the trailing four quarters most recently ended) of not less than levels that reflect a 25% to 30% discount to the projections to be provided by the Sponsor, provided that in no event shall the Minimum Fixed Charge Coverage Ratio be set below 1.15:1.00.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four quarter period, except that during the first year following the Closing Date the calculation of (x) Fixed Charges, but, for the avoidance of doubt, not unfunded Capex, shall be made for the period of time since the Closing Date and annualized with multiples of 4x, 2x, and 4/3x applied for the periods ending March 31, 2015, June 30, 2015 and September 30, 2015, respectively and (y) Consolidated EBITDA shall be calculated as set forth below. “Consolidated EBITDA”, as measured on the last day of each fiscal quarter, shall be defined as Consolidated Net Income (determined in accordance with GAAP) plus the sum of interest expense, tax expense, depreciation, amortization, less capitalized software development costs, plus reasonable add-backs for non-cash items including, but not limited, stock compensation and other one-time charges approved by Lenders. For the avoidance of doubt, such definition shall be consistent with the findings set forth in the most recent KPMG audit report delivered to the Lenders.

REPORTING

REQUIREMENTS:	Borrower shall provide the Administrative Agent the following:

●	Consolidated monthly income statement and balance sheets with compliance certificate for Holdings and its domestic subsidiaries within 30 days of month-end.
●

Consolidated monthly income statement and balance sheets with a compliance certificate for Swedish Holdco (each consolidated with respect to only the financial results of Swedish Holdco, Swedish Opco and each direct wholly-owned material Swedish subsidiary of Swedish Opco) within 30 days of month-end; provided that, until the month ended June 30, 2015, Borrower shall deliver to the Administrative Agent only the consolidated monthly income statement and balance sheets of Swedish Holdco (each consolidated with respect to only the financial results of Swedish Holdco, Swedish Opco and each direct wholly-owned material Swedish subsidiary of Swedish Opco) in the form delivered by Holdings to the Sponsor during such period.

●

Quarterly financial statements (including quarterly and year-to-date results, comparisons to previous year and budget and accompanied by management’s discussion and analysis regarding such quarterly financial statements), and a compliance certificate within 45 days of quarter-end.

●

Annual audited financial statements prepared in accordance with GAAP, and an unqualified opinion of the financial statements prepared by an independent certified public accounting firm reasonably acceptable to the Lenders within 120 days after year end.

●

A business forecast for the immediately succeeding fiscal year, including quarterly projected balance sheets, income statements and cash flow statements, within 45 days after the end of each fiscal year.

●

Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any subsidiary, or compliance with the terms of the Definitive Documentation, as the Administrative Agent or any Lender may reasonably request.

BANKING

RELATIONSHIP:

Borrower agrees to maintain its primary domestic operating and investment accounts with SVB or its affiliates (e.g., SVB Securities and SVB Asset Management). Borrower will cause all collections of the Borrower and the Guarantors to be deposited in deposit accounts subject to deposit account control agreements reasonably satisfactory to SVB, subject to the Certain Funds Provision, applicable law, availability under the laws of the applicable jurisdiction and certain other exceptions to be mutually agreed.

EVENTS OF DEFAULT:

Limited to the following (subject to such customary grace periods and materiality thresholds as are mutually agreed by the Borrower, the Administrative Agent and the Lenders): (i) nonpayment of principal and, subject to customary cure periods, nonpayment of interest, fees or other amounts under the Senior Credit Facilities; (ii) failure to perform or observe covenants set forth in the Definitive Documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other material indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any Definitive Documentation; and (x) change of control.

                                           Notwithstanding any of the foregoing, Holdings shall have the right within fifteen (15) business days after the day on which financial statements are required to be delivered for the applicable fiscal quarter (the “Cure Period”) to issue, directly or indirectly, equity interests (including preferred equity interests); provided that such preferred equity interests do not provide for the mandatory payment of any cash interest, mandatory dividend or redemption and cannot be mandatorily redeemed, in each case, during the term of the Definitive Documentation) to Sponsor and other co-investors for cash or otherwise receive cash contributions, directly or indirectly, to the capital of Holdings from such persons (collectively, the “Cure Right”), in order to prepay the Term Loan Facility, without penalty or premium, up to such amounts as are necessary to be in compliance with the Financial Covenants set forth in the Definitive Documentation (the “Cure Amount”). In no event shall the Cure Amount be greater than the amount required for purposes of complying with the Financial Covenants as set forth in the Definitive Documentation. In addition, with respect to any three (3) exercises of the Cure Right permitted hereunder, in no event shall the Cure Amount with respect to each of such three (3) specified exercises be greater than twenty (20%) percent of the Consolidated EBITDA for such period (such cap (being referred to as the “Cure Amount Cap”) to be tested only on the date such Cure Amounts are being paid); provided that the Borrower may designate in its sole discretion any two (2) Cure Rights during the term of the Senior Credit Facilities which will not be subject to, or otherwise counted in the calculation of, the Cure Amount Cap. The Cure Amount will be used solely to prepay the Term Loan Facility, which prepayment shall be applied to the installments under the Term Loan Facility in inverse order of maturity. The Cure Right may not be exercised in consecutive fiscal quarters, and may not be exercised more than two (2) two times in any fiscal year or more than five (5) times during the term of the Senior Credit Facilities. Upon the Administrative Agent’s receipt of the Cure Amount, the Financial Covenants shall be recalculated (for such period and shall be so calculated for any subsequent period that includes the fiscal quarter in respect of which the Cure Right was exercised) giving effect to the following pro forma adjustments: (a) Consolidated EBITDA shall be increased by not more than the Cure Amount and (b) if, after giving effect to the foregoing calculations, the Borrower is in compliance with the requirements of the Financial Covenants, then the Borrower shall be deemed to have satisfied such Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date. The Definitive Documentation will provide that if Holdings gives notice that it intends to exercise the Cure Right within the applicable time periods specified in the Definitive Documentation, the Lenders will not accelerate the loans or exercise remedies against the Collateral on the basis of an Event of Default that would be cured by the Cure Amount unless and until Holdings fails to provide the Cure Amount within the time periods specified in the Definitive Documentation. Notwithstanding the foregoing, for purposes of calculating total indebtedness during any subsequent Fiscal Quarter after any quarter for which the Cure Right is exercised, consolidated indebtedness shall be calculated as if the Cure Amount was not applied to reduce the Obligations in such applicable fiscal quarter for which the Cure Right was exercised.

ASSIGNMENTS AND PARTICIPATIONS:

Assignments: Subject to the consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed), and, to the extent no event of default is continuing, the Borrower (which consent will not be unreasonably withheld or delayed and shall be deemed granted if not contested within 10 days following notice of such assignment), the Lenders will be permitted to make assignments to other financial institutions (other than, so long as no payment or bankruptcy default is continuing, to Disqualified Lenders (as defined below)) in respect of the Term Loan Facility and the Revolving Credit Facility in a minimum amount equal to $1 million, it being understood that such minimum amounts shall not apply with respect to assignments made to affiliates of a Lender.

An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Definitive Documentation to any Federal Reserve Bank.

Participations: The Lenders will be permitted to sell participations (other than, so long as no payment or bankruptcy default is continuing, to Disqualified Lenders) with voting rights limited to customary significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

“Disqualified Lenders” shall mean those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by the Borrower or the Sponsor to the Administrative Agent prior to the date of the Commitment Letter, (ii) those persons who are competitors of the Target and its subsidiaries that are separately identified in writing by the Borrower or the Sponsor to the Administrative Agent from time to time (which list may be supplemented after the Closing Date but shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Credit Facilities), and (iii) in the case of each of clauses (i) and (ii), any of their controlled affiliates that are either (a) identified in writing by the Borrower or the Sponsor from time to time or (b) readily identifiable on the basis of such controlled affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”).

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the Definitive Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders” provided, however, that at any time there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (for purposes of this proviso, a Lender and all of its affiliates who are Lenders shall be deemed to be one Lender), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facilities, and (v) the release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal (but not a waiver of mandatory prepayments), interest (other than waivers of Default Interest) or fees, and (iii) extensions of scheduled maturities or times for payment of scheduled amortization payments.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, the Lenders and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transaction, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs, in each case, subject to customary limitations relating to any indemnified party’s gross negligence, willful misconduct or material breach by such indemnified parties of the Definitive Documentation as determined pursuant to a final, non-appealable judgment of a court with jurisdiction. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE ADMINISTRATIVE:
AGENT:	Riemer & Braunstein LLP.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to the jurisdiction of courts located in the State of New York. The Definitive Documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

DOCUMENTATION:

The definitive documentation for the Senior Credit Facilities (the “Definitive Documentation”) shall be consistent with the Commitment Letter, including, without limitation, the Certain Funds Provisions, and shall contain only those mandatory prepayments, representations, warranties, affirmative, negative and financial covenants and events of defaults expressly set forth in this Summary of Terms. Within the aforementioned parameters, the Definitive Documentation shall be (and shall contain such exceptions, thresholds, materiality qualifiers and baskets as are) usual and customary for financings of this kind (including, without limitation, those qualifications and exceptions that give effect to and/or permit the Transaction and the other transactions contemplated hereby) as agreed by the Lenders and the Borrower (giving due regard to (i) the operational requirements of Holdings and its subsidiaries in light of their size, industries and practices, after giving effect to the Transaction, (ii) reflect the operational and strategic requirements of Holdings and its subsidiaries (after giving effect to the Transaction) in light of industry, geographic locations, businesses, business practices, financial accounting and disclosure schedules to the Merger Agreement and (iii) the projections and the model provided by the Sponsor to the Lenders on August 21, 2014 (as supplemented or modified with the agreement of the Sponsor and the Lenders)(the “Model”), it being understood and agreed that the Borrower and the Lenders will negotiate in good faith to finalize the Definitive Documentation after the acceptance of the Commitment Letter within a reasonable time period to be determined based on the expected Closing Date set by the Sponsor and taking into account the pre-closing requirements of the Merger Agreement.

Addendum I

Pricing, Fees and Expenses

INTEREST RATES:

The interest rates per annum applicable to the Senior Credit Facilities will be, at the Borrower’s option, (i) the higher of (x) the Eurodollar Base Rate plus the Applicable Margin (as hereinafter defined) or (y) 1.00% plus the Applicable Margin or (ii) ABR (to be defined as the highest of (w) 2.75%, (x) the Wall Street Journal prime rate, and (y) the Federal Funds rate plus 0.50% plus the Applicable Margin. “Applicable Margin” means, with respect to Eurodollar Base Rate Loans, 5.625%, and with respect to ABR Loans, 3.875%.

The Borrower may select interest periods of one, two, three, six or nine months for Eurodollar Base Rate Loans, subject, in the case of nine month interest period, to availability. Eurodollar Base Rate Loans will be available in minimum amounts of $1,000,000 or a whole multiple of $100,000 in excess thereof. Interest shall be payable in arrears at the end of the selected interest period, but no less frequently than quarterly. Interest in respect of Loans based on the ABR shall be paid at the end of each month.

During the continuance of any payment, bankruptcy or financial covenant event of default under the Definitive Documentation, the Applicable Margin on all obligations owing under the loan documentation shall, at the discretion of Administrative Agent or at the direction of the Required Lenders, increase by 2% per annum from the date of the occurrence of such event of default.

UNUSED FEE:

Commencing on the Closing Date, an unused fee of 0.375% per annum shall be payable on the average daily unused portions of the Revolving Credit Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. For the avoidance of any doubt, Letter of Credit usage and outstanding Revolving Loans shall be counted as usage of the Revolving Credit Facility.

LETTER AND CREDIT FEES:

Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin applicable to Eurodollar Base Rate Loans. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility.

CALCULATION OF

INTEREST AND FEES:

Other than calculations in respect of interest at the SVB prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD

PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:

The Borrower will pay all reasonable and documented costs and out-of-pocket expenses associated with the preparation, due diligence, administration and closing of the Definitive Documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and counsel to Apollo to the extent set forth in the Commitment Letter regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and counsel to Apollo and the Lenders in connection with the enforcement of any of the Definitive Documentation and any amendments, waivers, consents, supplements or other modifications of the Definitive Documentation. Notwithstanding the foregoing, the Borrower shall not be required to reimburse any of the expenses in connection with the foregoing two sentences in respect of legal fees and legal expenses, other than the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel to each of (i) the Administrative Agent and all of the other applicable Lenders (other than Apollo) as a whole and (ii) Apollo (and, to the extent deemed reasonably necessary or advisable by the Administrative Agent and Apollo, one local counsel in each material relevant jurisdiction as reasonably required), incurred in connection with such expenses.

ANNEX A

FORM OF SOLVENCY CERTIFICATE

[DATE]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

The undersigned, the [Chief Financial Officer of Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Holdings”), acting by its general partner] in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1.     This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [ ] of the Credit Agreement, dated as of ________, 201[ ], among [ ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement

2.             For purposes of this certificate, the terms below shall have the following definitions:

(a)     “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)     “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Holdings and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)     “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)     “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under such credit agreement and the use of proceeds of such loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Holdings.

  (e)     “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)     “Do not have Unreasonably Small Capital”

Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.     For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [ ] of the Credit Agreement .
(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement .
(c)	As [chief financial officer] of Holdings, I am familiar with the financial condition of Holdings.

 4.     Base d on and subject to the foregoing, I hereby certify on behalf of Holdings that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under each such credit agreement and the use of proceeds of such loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Holdings and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[Signature Page to Follow]

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by its [Chief Financial Officer] as of the date first set forth above.

[VECTOR CH HOLDINGS (CAYMAN), L.P.

by its general partner
VECTOR CAPITAL PARTNERS IV, L.P.

by its Cayman Islands general partner
VECTOR CAPITAL, LTD.

By:
Name:
Title: ]